Exhibit 3.2a

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NATIONAL FINANCIAL PARTNERS CORP.

National Financial Partners Corp., a corporation duly incorporated and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 1, 2000, as amended by the Certificate of Amendment filed on September 12, 2003, is hereby amended by deleting the first paragraph of Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

“Section 1: The Corporation shall be authorized to issue 380,000,000 shares of capital stock, of which 180,000,000 shares shall be shares of Common Stock, $0.10 par value (“Common Stock”), and 200,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said National Financial Partners Corp. has caused this Certificate to be signed by its Executive Vice President this 17th day of May, 2006.

By:	/s/ Douglas W. Hammond

Douglas W. Hammond
Executive Vice President